UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 26, 2010
TECUMSEH PRODUCTS COMPANY

(Exact name of registrant as specified in its charter)

Michigan	0-452	38-1093240

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1136 Oak Valley Drive Ann Arbor, Michigan	48108

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (734) 585-9500
(not applicable)

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-99.1

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 8, 2010 our Board of Directors fixed the size of our Board at five members. On February 26, 2010, our Board of Directors elected David M. Goldberg, effective immediately, as one of our directors to fill the remaining vacancy on the Board. His will serve until the 2010 annual meeting of shareholders and until his successor is duly elected and qualified, or until his resignation or removal. The Board also nominated him for election as a director at the 2010 annual meeting of shareholders. Mr. Goldberg has not been appointed to any of the Board Committees.
     Mr. Goldberg is 66 years old and has served as President and sole proprietor of David Goldberg Consulting, a consultant to companies in the heating, ventilation, air conditioning and refrigeration and other industries, since 2003. From 2001 to 2002 he served as Chief Executive Officer of American DG Energy, Inc., a start-up company specializing in on-site electrical energy producing equipment with the cogeneration of usable thermal energy for the commercial and light industrial markets. From 2000 to 2001 he served as Managing Director of Stanref International PLC, a United Kingdom-based manufacturer of commercial and industrial refrigeration components and packages and, at the time, a subsidiary of Autorad, Inc. From 1998 to 1999 he served as Executive Vice President, and from 1978 to 1988 he served as Vice President of Sales, of Autorad Inc., doing business as Standard Refrigeration Co., a manufacturer of heat exchangers and pressure vessels for the commercial refrigeration market in North America. He also served as Chairman of the American Refrigeration Institute (now AHRI) in 1991, an industry association. He received a B.A. in economics from the University of Chicago.
     There are no arrangements or understandings between Mr. Goldberg and any other persons pursuant to which Mr. Goldberg was selected as a director. Mr. Goldberg does not have a direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant and the amount involved exceeds $120,000, nor has Mr. Goldberg had a direct or indirect material interest in any such transactions since the beginning of our last fiscal year.
     In connection with his election as a non-employee director, Mr. Goldberg was automatically awarded 2,701.4770 deferred stock units under our Outside Directors Deferred Stock Unit Plan and a pro rated cash retainer fee of $33,863.01 for 2010. We will not pay meeting fees for up to ten board meetings per calendar year and up to six meetings of each committee per calendar year. If a non-employee director attends more than ten board meetings in a calendar year, he or she will receive a cash meeting fee in the amount of $1,500 for each meeting attended in excess of ten. If a non-employee director who is a member of a standing committee attends more than six meetings of that committee in a calendar year, he or she will receive a cash meeting fee in the amount of $1,500 for each meeting of the committee attended in excess of six. We reimburse all directors for reasonable travel expenses.
Item 7.01 Regulation FD Disclosure.
     On March 1, 2010, we issued a press release announcing the changes in our Board disclosed in Item 5.02. We are furnishing a copy as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.
     The following exhibits are furnished with this report:

Exhibit No.	Description
99.1	Press Release dated March 1, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECUMSEH PRODUCTS COMPANY
Date: March 2, 2010	By	/s/ James Wainright
James Wainright
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated March 1, 2010